Exhibit 99.1

Organovo Named to MIT Technology Review’s 2012 TR50

List of the World’s Most Innovative Companies

SAN DIEGO, CA —February 28, 2012— Organovo, Inc. (OTCQB: ONVO) has been included in the 2012 TR50, Technology Review’s annual list of the world’s most innovative technology companies, for three-dimensional (3D) bioprinting technology. TR50 members are nominated by Technology Review’s editors, who look for companies that over the last year have demonstrated original and valuable technology, are bringing that technology to market at a significant scale, and are clearly influencing their competitors. Spanning energy, computing, the Web, biomedicine, and materials, the companies on the list represent commercial innovations most likely to change lives around the world.

“Organovo is opening the door to a new realm of medical advances. The company’s ability to print three dimensional tissue structures will lead to better testing of new drugs and may one day find direct applications in replacing damaged tissue in patients,” said Jason Pontin, editor in chief and publisher of Technology Review.

Organovo is focused on breakthrough 3D bioprinting technology to create tissue on demand for research and medical applications. The company’s NovoGen MMX BioprinterTM is part of a 3D human tissue generation platform that works across a broad array of tissue and cell types to recapitulate in vivo biology. Organovo’s bioprinting technology has immediate applications in disease research, drug discovery and development, and toxicology testing. In the future, applications of this technology hold the promise to generate tissues for therapeutic uses.

“The immediate use of Organovo’s 3D bioprinting technology is to create tissues to test drugs in a truly human biological environment and improve today’s drug discovery and development for pharmaceutical and biotech companies,” said Keith Murphy, chairman and CEO of Organovo. “We are driven to continue innovating the technology and working with leaders in the field to fulfill the promise of 3D bioprinting for research and medical applications.”

Organovo will be presenting at RetailInvestorConferences.com, an interactive real-time virtual conference. The webcast will take place on March 1, 2012 at 10 a.m. PST. To take part, please register at www.retailinvestorconferences.com. An on-demand archive will be available for 90 days.

About Technology Review, Inc.

Technology Review is an independent media company owned by the Massachusetts Institute of Technology. More than three million people around the globe read our publications, in five languages and on a variety of digital and print platforms. We publish Technology Review magazine, the world’s oldest technology magazine (established 1899); daily news, analysis, opinion, and video on www.technologyreview.com and several mobile apps; Business Impact, which explains how new technologies are transforming companies, disrupting markets, or creating entirely new industries; and live events including the annual Emtech MIT conference. Technology Review also owns the MIT Enterprise Forum, a community and events organization that fosters technology entrepreneurship with 28 chapters worldwide.

About Organovo Inc.

Organovo, Inc. (OTCQB: ONVO) is a three-dimensional biology company focused on delivering breakthrough bioprinting technology and creating tissue on demand for research and medical applications. The company’s NovoGen three-dimensional bioprinting technology is a platform that works across all tissue and cell types. Organovo’s NovoGen MMX Bioprinter was selected as one of the “Best Inventions of 2010” by TIME Magazine. Organovo is helping pharmaceutical partners develop human biological disease models in three dimensions that enable therapeutic drug discovery and development. Organovo’s bioprinting technology can also be developed to create surgical tissues direct therapy. Organovo leads the way in solving complex medical research problems and building the future of medicine. The company is headquartered in San Diego, California. For more information, please visit http://www.organovo.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including, our current reports on Form 8-K. We do not undertake to update these forward-looking statements made by us.

Contacts

Organovo Investor Contact:	Organovo Media Contact:
Barry Michaels	Jessica Yingling, Ph.D.
Chief Financial Officer	Organovo Communications
858-224-1003	858-344-8091
bmichaels@organovo.com	jyingling@organovo.com

For Technology Review:
Amy Lammers, (617) 475-8077
press@technologyreview.com